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                                            EXHIBIT 4(q)

                                            PRUCO LIFE INSURANCE COMPANY
                                            (a Prudential Financial company)
                                            2999 NORTH 44th STREET, SUITE 250
                                            PHOENIX, ARIZONA  85014

      GUARANTEED MINIMUM PAYMENTS BENEFIT ENDORSEMENT

      This Endorsement becomes part of your Contract. If the terms of the Contract and those of this Endorsement conflict, the provisions of this Endorsement shall control.

      THE EFFECTIVE DATE OF THE ENDORSEMENT: The Effective Date of this Endorsement is shown in the Schedule Supplement.

      BENEFIT: This Endorsement provides two optional ways for you to receive guaranteed minimum payments over time. An initial protected value ("GMP Protected Value") described below upon which such payments to you are based is not set until the date of your first withdrawal. Delaying the date of the first withdrawal may increase the initial GMP Protected Value. Payments are available as an income option ("Income Option") and a withdrawal option ("Withdrawal Option"). Both options continue simultaneously until and unless one of the options terminates, as described in the "Termination of Benefits" section. Before your Contract Value is depleted, payments to you are withdrawals. If your Contract Value is depleted (reduced to zero) and there are any remaining values, we pay a remaining value as guarantee payments ("Guarantee Payments").

      THE INCOME OPTION: The Income Option guarantees that, subject to the limits and conditions outlined in this Endorsement, each Contract Year you may take, as one or multiple withdrawals, an income amount ("Annual Income Amount ") while this option continues. All or any portion of a withdrawal that exceeds the Annual Income Amount for that Contract Year is considered excess income ("Excess Income"). Excess Income will reduce the Annual Income Amount in subsequent Contract Years, as described below.

      THE WITHDRAWAL OPTION: The Withdrawal Option guarantees that, subject to the limits and conditions outlined in this Endorsement, each Contract Year you may take a withdrawal amount that will be treated as receipt of a portion of the GMP Protected Value while this option continues. This portion, whether taken as one or multiple withdrawals, is called the annual withdrawal amount ("Annual Withdrawal Amount"). Total withdrawals in a Contract Year that do not exceed the Annual Withdrawal Amount will:

            (1) reduce the GMP Protected Value by the amount of the withdrawal; and

            (2) will not change the Annual Withdrawal Amount in subsequent Contract Years.

      All or any portion of a withdrawal that exceeds the remaining Annual Withdrawal Amount for that Contract Year is considered an excess withdrawal ("Excess Withdrawal"). Excess Withdrawals will reduce the GMP Protected Value and the Annual Withdrawal Amount as described below.

      WITHDRAWALS: Withdrawals, for the purposes of this Endorsement, are gross withdrawals that include any applicable Withdrawal Charge or other charges applicable upon a withdrawal.

      If your Contract Value is depleted and any remaining benefit is still due under one of this Endorsement's options, we make one or more Guarantee Payments from our General Account, as described below in the "Guarantee Payments" section.

      INITIAL VALUES: The initial GMP Protected Value, initial Annual Withdrawal Amount and initial Annual Income Amount are set as of the date of the first withdrawal from your Contract.

      The initial GMP Protected Value is the highest of the following values:

            (1) the Contract Value on the date of the first withdrawal, prior to such first withdrawal;

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            (2)   the roll-up value ("GMP Roll-Up Value") on the date of such first withdrawal. The GMP Roll-Up Value equals (a) plus (b), where:

                  (a) is your Contract Value on the Effective Date of the Endorsement increasing daily at the GMP Roll-Up Rate shown in the Schedule Supplement until the earlier of the date we stop increasing the GMP Roll-Up Value, as shown in the Schedule Supplement, and the date of such first withdrawal; and

                  (b) each adjusted Purchase Payment ("Adjusted Purchase Payment") received after the Effective Date of the Endorsement and before such first withdrawal, increasing daily at the Roll-Up Rate from the date each Purchase Payment is received at the Annuity Service Center to the earlier of the date we stop increasing the GMP Roll-Up Value and the date of such first withdrawal. Adjusted Purchase Payments are Invested Purchase Payments increased by any Credits applied to your Contract Value in relation to Purchase Payments ; and

            (3) the ratchet value ("Ratchet Value") on the date of such first withdrawal. The Ratchet Value is the highest measured Contract Value ("Measured Contract Value") on any of the Ratchet Value measuring dates shown in the Schedule Supplement. The Measured Contract Value is the Contract Value on a Ratchet Value measuring date plus any Adjusted Purchase Payments received at the Annuity Service Center after that Ratchet Value measuring date to the date of such first withdrawal.

The initial Annual Income Amount is determined by applying the Annual Income
      Percentage shown in the Schedule Supplement to the initial GMP Protected Value.

The initial Annual Withdrawal Amount equals the Annual Withdrawal Percentage shown in the Schedule Supplement applied to the initial GMP Protected Value.

SUBSEQUENT VALUES: As described below, the Annual Income Amount, the GMP
      Protected Value and Annual Withdrawal Amount are subject to change as a result of withdrawals, any required minimum distributions, any additional Purchase Payments, and step-ups.

IMPACT OF WITHDRAWALS: Withdrawals reduce the GMP Protected Value until it is depleted. Withdrawals simultaneously reduce the remaining Annual Income Amount and the Annual Withdrawal Amount available during a Contract Year.

Effect of Withdrawals on Annual Income Amounts: Withdrawals in a Contract Year that in total do not exceed the Annual Income Amount for that Contract Year do not reduce the Annual Income Amount in subsequent Contract Years. Each withdrawal of Excess Income that occurs once you have withdrawn that Contract Year's Annual Income Amount reduces the Annual Income Amount proportionately. That proportional reduction is calculated by multiplying the Annual Income Amount by the ratio of the Excess Income to the Contract Value immediately prior to such withdrawal and before the withdrawal of the Excess Income (even if both withdrawals occurred in the same day).

Effect of Withdrawals on Annual Withdrawal Amounts: Withdrawals in a Contract
      Year that in total do not exceed the Annual Withdrawal Amount for that Contract Year do not reduce the Annual Withdrawal Amount in subsequent Contract Years. Each Excess Withdrawal that occurs once you have withdrawn that Contract Year's Annual Withdrawal Amount reduces the Annual Withdrawal Amount proportionately. That proportional reduction is calculated by multiplying the Annual Withdrawal Amount by the ratio of the Excess Withdrawal to the Contract Value immediately prior to such withdrawal of the Excess Withdrawal Amount (even if both withdrawals occurred in the same day).

Effect of Withdrawals on GMP Protected Value: Withdrawals in a Contract Year of the Annual Income Amount plus any Excess Income that in total do not exceed the then current Annual Withdrawal Amount reduce any remaining GMP Protected Value by the amount of those withdrawals until the GMP Protected Value is depleted. Each Excess Withdrawal that occurs once you have withdrawn that Contract Year's Annual Withdrawal Amount reduces the GMP Protected Value until it is depleted by the greater of:

            (1) a proportional reduction calculated by multiplying the GMP Protected Value by the ratio of the Excess

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                  Withdrawal to the Contract Value immediately prior to such withdrawal of the Excess Withdrawal Amount (even if both withdrawals occurred in the same day); and

            (2)   the amount of the Excess Withdrawal.

WITHDRAWAL FLEXIBILITY: Withdrawals are not required. However, the Annual Income
      Amount is not increased in subsequent Contract Years if you decide not to take a withdrawal in a Contract Year or take withdrawals in a Contract Year that in total are less than the Annual Income Amount. Similarly, the Annual Withdrawal Amount is not increased in subsequent Contract Years if you decide not to take a withdrawal in a Contract Year or take withdrawals in a Contract Year that in total are less than the Annual Withdrawal Amount.

REQUIRED MINIMUM DISTRIBUTIONS: Either or both of the Annual Income Amount and the Annual Withdrawal Amount will be increased for any Contract Year to the extent necessary in that Contract Year to meet any required minimum distribution requirement pursuant to the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. This increase applies only in relation to the required minimum distribution based on the value of your Contract.

      ADDITIONAL PURCHASE PAYMENTS AFTER YOUR FIRST WITHDRAWAL: If your Contract permits additional Purchase Payments, then, before your Contract Value is depleted, you may make additional Purchase Payments. The increase to the Annual Income Amount resulting from each additional Purchase Payment equals the Annual Income Percentage applied to the Adjusted Purchase Payment. The increase to the GMP Protected Value resulting from each additional Purchase Payment equals the Adjusted Purchase Payment. The increase to the Annual Withdrawal Amount resulting from each additional Purchase Payment equals the Annual Withdrawal Percentage applied to the Adjusted Purchase Payment.

STEP-UPS: A step-up will increase the GMP Protected Value to equal the current
      Contract Value if it then exceeds the current GMP Protected Value. A step-up also may increase the Annual Income Amount and the Annual Withdrawal Amount, as described below. Your first request for a step-up may be made at any time after your first withdrawal and the Step-Up Waiting Period shown in the Schedule Supplement. Once a step-up occurs, a new Step-Up Waiting Period applies, and you may again step up at any time after such a subsequent waiting period. As described below, a step-up may affect the charge for this Endorsement. You must submit your request to step up in Good Order to the Annuity Service Center.

Upon your request, the Annual Income Amount steps up to equal the Contract Value multiplied by the Annual Income Percentage if the result then exceeds the current Annual Income Amount. The Annual Withdrawal Amount steps up to equal the Contract Value multiplied by the Annual Withdrawal Percentage if the result then exceeds the current Annual Withdrawal Amount.

      GUARANTEE PAYMENTS: Once your Contract Value is depleted, we subsequently make one or more Guarantee Payments if there is any Annual Income Amount due in subsequent Contract Years or any remaining GMP Protected Value. The only provisions of your Contract that subsequently remain in effect are those that relate to such Guarantee Payments. In the Contract Year your Contract Value is depleted, the only Guarantee Payment due, if any, generally equals the Annual Income Amount not yet withdrawn in that Contract Year. In subsequent Contract Years, the Guarantee Payment equals the Annual Income Amount in effect as of the date the Contract Value is depleted.

However, in the Contract Year your Contract Value is depleted, the only
      Guarantee Payment due, if any, equals the Annual Withdrawal Amount as of the beginning of that Contract Year less all withdrawals in that Contract Year if:

            (1) the Annual Income Amount is reduced by the impact of Excess Income to zero as of the date your Contract Value is depleted; or

            (2) you elect to receive Guarantee Payments until the GMP Protected Value is depleted based on the Annual Withdrawal Amount as of the date the Contract Value is depleted. You must make such an election by submitting a request in Good Order to the Annuity Service Center before we send you any Guarantee Payment.

If you have made such an election or the Annual Income Amount due in subsequent
      Contract Years is zero as of the date your Contract Value is depleted, the Guarantee Payment in any subsequent Contract Year is the Annual Withdrawal Amount in effect when the Contract Value is depleted, or any remaining GMP Protected Value, if less.

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Unless you request an alternate mode of payment we make available, we make such
      Guarantee Payments once each Contract Year.

We will commute any Guarantee Payments due and pay you a lump sum if the total
      Guarantee Payment due each Contract Year is less than $100. If Guarantee Payments are based on the Annual Income Amount, we commute the Guarantee Payments based on the greater of the then currently available annuity factors or the then currently available annuity factors applicable to your Contract for a fixed, single life annuity. If Guarantee Payments are based on the Annual Withdrawal Amount, we pay you the remaining GMP Protected Value.

We will charge against Guarantee Payments any applicable premium taxes paid to any governmental entity on the basis of Guarantee Payments we may make.

      ANNUITY PAYMENTS: If annuity payments are to begin under the terms of your Contract, you can elect to either:

            (1) apply your Contract Value to any annuity option available in the "Annuity and Settlement Options" section of your Contract; or

            (2) request that, as of the date annuity payments are to begin, we make annuity payments each year equal to the Annual Income Amount. We make such annuity payments until the Annuitant's death; or

            (3) request that, as of the date annuity payments are to begin, we pay out any remaining GMP Protected Value as annuity payments. Each year such annuity payments will equal the Annual Withdrawal Amount, or the remaining GMP Protected Value, if less. We make such annuity payments until the earlier of the Annuitant's death or the date the GMP Protected Value is depleted.

      We must receive your request in Good Order at the Annuity Service Center. If annuity payments are to begin under the terms of your Contract and you have not made an election, we will make annual annuity payments as a single life fixed annuity with five payments certain using the greater of the annuity rates then currently available or the annuity rates guaranteed in your Contract. The annual guaranteed annuity rates for a single life fixed annuity with a five-year period certain are shown in the "Annuity Payment Table" in the Schedule Supplement. The amount that will be applied to provide such annuity payments will be the greater of:

            (1) the present value of future Annual Income Amount payments. Such present value will be calculated using the greater of the single life fixed annuity rates then currently available or the single life fixed annuity rates guaranteed in your Contract; and

            (2)   the Contract Value.

      If no withdrawal was ever taken, we will determine a GMP Protected Value and calculate an Annual Income Amount and an Annual Withdrawal Amount as if you made your first withdrawal on the date annuity payments are to begin.

MINIMUM CONTRACT VALUE: Any provision in your Contract requiring there be a minimum Contract Value as of the date of any withdrawal is waived while this Endorsement is in effect.

      INVESTMENT LIMITATIONS: As part of the consideration for the benefit provided by this Endorsement, we may limit the Allocation Options in which you may allocate Contract Value, require that you invest in only certain Allocation Options or require that you maintain your entire Contract Value in accordance with an asset allocation model. At any time until this Endorsement is terminated, these requirements may be implemented, suspended or changed. This includes changing prohibited Allocation Options, changing required Allocation Options or changing the required limitation between one type of investment limitation and another. Any transfers resulting from our implementing or changing any investment limitations will not be counted in determining the number of free transfers made during a Contract Year. The types of limits are as described below.

      LIMITS ON ALLOCATION OPTIONS: Any Interest Rate Investment Options otherwise available as Allocation Options for Contract Value are not available while this Endorsement is in effect. In addition, we may limit the Variable Investment Options in which you may allocate Contract Value.

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      REQUIRED ALLOCATION OPTIONS: We may require that you invest only in what we designate as asset allocation type Variable Investment Options, or in a specific investment option of this type.

      ASSET ALLOCATION MODEL: We may require you to invest in accordance with specific asset allocation models.

      CHARGE FOR THE ENDORSEMENT: The charge is applied against the daily total value of each Subaccount in which Contract Value is maintained in the Contract of which this Endorsement is made a part. The charge is assessed each day at the daily equivalent of the applicable rate. On the Effective Date of this Endorsement, the applicable rate is as shown in the Schedule Supplement. Upon any step-up, we may increase the charge to that then applicable to new annuity purchasers of the same class of Contract.

      DESIGNATIONS: If you are a natural person, you must be named as the Annuitant. Any provision in the Contract of which this Endorsement is made a part that provides for naming more than one Annuitant is hereby deleted. Continuation of this Endorsement after any changes to the Owner or Annuitant designation is only permitted with our consent.

      PROOF OF SURVIVAL: Any Guarantee Payment is subject to evidence satisfactory to us that the Annuitant is then alive. We may withhold such Guarantee Payments until we receive such evidence or evidence satisfactory to us of the Annuitant's death. We credit interest on such withheld Guarantee Payments at the rate shown in the Schedule Supplement unless otherwise required by law. Should we subsequently determine the withheld Guarantee Payments are payable, we pay the withheld Guarantee Payments and interest credited in a lump sum.

      FACILITY OF PAYMENT: We reserve the right, in settlement of full liability, to make Guarantee Payments to a guardian, relative or other person if you are deemed to be legally incompetent, as permitted by law.

      RECOVERY OF EXCESS GUARANTEE PAYMENTS: We may recover from you or your estate any Guarantee Payments made after the death of the Annuitant.

      TERMINATION OF BENEFITS: Benefits pursuant to this Endorsement terminate upon the first to occur of the following events:

            (1) we process a termination of this Endorsement. If your Contract is otherwise still in effect, we will consider you to have elected to remain in any applicable asset allocation program then in effect unless you instruct us otherwise;

            (2)   the date of the Annuitant's death;

            (3) if Contract Value remains on the Annuity Date, the Annuity Date, or if earlier, the date we transfer all Contract Value in order to begin annuity payments;

            (4) the Contract Value is depleted and there is no Annual Income Amount due in subsequent Contract Years, no Withdrawal Amount due in subsequent years, or no GMP Protected Value;

            (5) you violate any of the investment limitations required by the terms of this Endorsement; or

            (6) we process a request to change the Owner or Annuitant of the Contract if we do not then consent to continue the Endorsement.

                               Pruco Life Insurance Company

                               [Clifford E Kirsch]
                               -------------------
                                    Secretary